Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Interim CFO, 714-438-2500	Robert Sjogren, EVP & General Counsel , 714-438-2500
Pacific Mercantile Bancorp Reports Fourth Quarter and Full Year 2013 Operating Results
COSTA MESA, Calif., March 7, 2014 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the fourth quarter and year ended December 31, 2013.
Overview
Financial results for the three months ended December 31, 2013 include the following items:

•	A $5.0 million charge related to our exit from the mortgage banking business, which primarily includes severance and fees related to contract and lease terminations;

•	A $3.4 million provision for loan and lease losses primarily reflecting the impact of a credit quality downgrade of one legacy commercial loan relationship; and

•	A $7.1 million tax provision related to an increase in the valuation allowance held against our deferred tax assets.
In the three months ended December 31, 2013, we incurred a net loss of $15.1 million, or $0.79 per share, as compared to net income of $1.1 million, or $0.06 per diluted share in the same three months of 2012. During the year ended December 31, 2013, we incurred a net loss of $23.3 million, or $1.28 per share, as compared to net income of $8.7 million, or $0.55 per diluted share for the year ended December 31, 2012. The net losses were primarily attributable to increases in our provision for loan losses, increases in noninterest expense, an increase in our income tax provision, and a charge related to the discontinuation of our mortgage banking business. Another factor contributing to our net loss for the year ended December 31, 2013 was the operating loss we suffered from operations of our mortgage banking business during 2013, which is discussed further under Results of Operations — Discontinued Operations.
Additionally, non-performing loans declined to $11.5 million at December 31, 2013, down from $17.7 million at December 31, 2012. This decrease was primarily attributable to, among other things, restoration to accrual status of a commercial real estate loan, the foreclosure of certain nonperforming loans and their transfer to other real estate owned, and impairment write downs based on our loan impairment analyses.
“Our fourth quarter results reflect steps we took to exit the mortgage banking business and address a legacy commercial loan relationship, which are steps we believe will help us towards our goal to become a prominent community business bank in Southern California,” said Steve Buster, President & CEO of Pacific Mercantile Bancorp. “We continue to make excellent progress on transitioning to a business bank and building our commercial lending platform. During the fourth quarter, we increased our commercial loans outstanding by 21% as we continued to attract more commercial customers to the Bank. With our strong capital position, our new state-of-the-art treasury products, and the experienced talent we have added to our banking team, we believe we are well positioned to continue growing our commercial relationships and deliver improved financial performance in 2014.”

Results of Operation
Net Interest Income. Net interest income increased $0.9 million, or 12.0%, for the three months ended December 31, 2013 as compared to the three months ended December 31, 2012, primarily as a result of an increase in interest income of $0.2 million, or 2.6%, and a decrease in interest expense of $0.6 million, or 34.8%. The increase in interest income was primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance during the three months ended December 31, 2013 as compared to the three months ended December 31, 2012. The decrease in interest expense for the three months ended December 31, 2013 was due primarily to a combination of declines in the rates of interest paid on deposits and decreases in the volume of higher priced time deposits.
Net interest income remained relatively flat for the year ended December 31, 2013 as compared to the year ended December 31, 2012, primarily as a result of offsetting decreases in interest income of $2.8 million and interest expense of $2.7 million. The decrease in interest income was primarily attributable to a decline in interest earned on loans as a result of actions taken by the Federal Reserve Board (“FRB”) to keep interest rates low partially offset by the increase in the average loan balance. Also contributing to the decrease in interest income for the year ended December 31, 2013 was a decline in the volume of securities available for sale as a result of sales and maturities of, and payments on, securities we did not fully replace. The decrease in interest expense for the year ended December 31, 2013 was due primarily to a combination of declines in the rates of interest paid on deposits and decreases in the volume of higher priced time deposits.
Provision for Loan and Lease Losses. During the three months ended December 31, 2013, we made provisions for loan and lease losses of $3.4 million, as compared to no provision made during the three months ended December 31, 2012. The increase in the fourth quarter of 2013 was primarily the result of the write down of one commercial loan relationship. During the year ended December 31, 2013, we made provisions for loan and lease losses of $4.5 million, as compared to $2.0 million for the year ended December 31, 2012. At December 31, 2013, the allowance for loan and lease losses (“ALLL”) totaled $11.4 million, which was approximately $0.5 million more than at December 31, 2012. The ALLL activity during the year ended December 31, 2013 included net charge-offs of $4.0 million, which were offset by a $4.5 million provision that we made for loan and lease losses. The ratio of the ALLL-to-total loans outstanding as of December 31, 2013 was 1.46% as compared to 1.49% as of December 31, 2012.
Non-interest income. Noninterest income increased by $1.8 million, or 629.7%, for the three months ended December 31, 2013 as compared to the three months ended December 31, 2012 primarily as a result of a $1.4 million, or 1,807.6%, increase in gains on sale of other real estate owned. For the year ended December 31, 2013, noninterest income decreased by $0.7 million, or 21.0%, as compared to the three months ended December 31, 2012, primarily as a result of a $2.1 million, or 97.9%, decrease in gains on sales of securities available for sale and a $0.4 million increase in net loss on sale of loans, partially offset by an increase of $1.9 million in gains on sale of other real estate owned.
Non-interest expense. Noninterest expense decreased by $0.2 million, or 2.3%, for the three months ended December 31, 2013 as compared to the three months ended December 31, 2012. The decrease was attributable to decreases in carrying costs and other expenses incurred in connection with real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”) as a result of a significant reduction in those real properties throughout 2013, a decrease in professional fees related to decreased legal expenses partially offset by an increase in compensation-related expenses as a result of the hiring of key employees during 2013. For the year ended December 31, 2013, noninterest expense increased by $1.8 million, or 4.9%, as compared to the year ended December 31, 2012, primarily as a result of an increase of $4.6 million in salaries and employee benefits related to the hiring of key employees during the year, partially offset by decreases of $1.9 million in OREO expenses attributable to the reduction in OREO properties during the year and a decrease of $0.8 million in professional fees related to a decrease in legal expenses due to the resolution of certain lawsuits and other disputes.
Income tax provision (benefit). For the three months ended December 31, 2013 and 2012, we recorded an income tax provision of $7.1 million and an income tax benefit of $1.7 million, respectively. The income tax provision was primarily attributable to pre-tax losses we incurred during the quarter which resulted in an increase in the valuation allowance held against our deferred tax assets. The tax benefit in 2012 was primarily related to the release of the remainder of a valuation allowance, which we had established against our deferred tax asset by means of non-cash charges to the provision for income taxes prior to the fourth quarter of 2012. For the year ended December 31, 2013 and 2012, we recorded an income tax provision of $5.6 million and an income tax benefit of $6.9 million, respectively. The tax provision was primarily attributable to pre-tax losses we incurred during the year which resulted in an increase in the valuation allowance held against our deferred tax assets. The tax benefit in 2012 was primarily related to the release of the remainder of a valuation allowance, which we had established against our deferred tax asset by means of non-cash charges to the provision for income taxes prior to 2012.

Discontinued operations. For the three months ended December 31, 2013, we had a net loss related to our discontinued operations of $5.0 million as compared to a net loss from discontinued operations of $0.4 million for the three months ended December 31, 2012. For the year ended December 31, 2013, we had a net loss of $7.3 million, as compared to net income of $7.0 million for the year ended December 31, 2012. The decreases primarily relate to our decision in December 2013 to discontinue our mortgage banking division and the associated reserves incurred with exiting a business, including severance and termination of existing contracts and leases.
Balance Sheet Information
Loans. As indicated in the table below, at December 31, 2013 gross loans totaled approximately $776.8 million, which represented an increase of $46.2 million, or 6.3%, from the gross loans outstanding at December 31, 2012. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at December 31, 2013 and December 31, 2012.

	December 31, 2013		December 31, 2012
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Unaudited)
Commercial loans	226,450	29.2%	170,792	23.4%
Commercial real estate loans - owner occupied	174,221	22.4%	165,922	22.7%
Commercial real estate loans - all other	177,884	22.9%	150,189	20.6%
Residential mortgage loans - multi-family	96,565	12.4%	105,119	14.4%
Residential mortgage loans - single family	75,660	9.7%	87,263	11.9%
Land development loans	18,458	2.4%	24,018	3.3%
Consumer loans	7,599	1.0%	27,296	3.7%
Gross loans	776,837	100.0%	730,599	100.0%
Deposits. Total deposits declined by $65.2 million to $780.2 million at December 31, 2013, from $845.4 million at December 31, 2012, primarily as a result of (i) a $102.3 million reduction in higher-cost time deposits to $378.7 million at December 31, 2013, from $480.9 million at December 31, 2012 and (ii) a $19.0 million decrease in savings and money market deposit accounts to $147.4 million at December 31, 2013 from $166.4 million at December 31, 2012, partially offset by an increase in demand deposits of $56.1 million to $254.2 million at December 31, 2013 from $198.1 million at December 31, 2012. The reduction in higher cost time deposits was primarily the result of our decision not to seek the renewal of some of those deposits in order to reduce interest expense. Due primarily to that decision and resulting reduction in time deposits, lower-cost core deposits increased to 51%, and higher cost-time deposits decreased to 49%, of total deposits at December 31, 2013, as compared to 43% and 57%, respectively, at December 31, 2012.
Asset Quality
Non-performing assets consist primarily of non-performing loans and OREO and, to a lesser extent, non-performing securities. As the table below indicates, non-performing loans decreased by $6.1 million to $11.5 million at December 31, 2013, as compared to $17.7 million at December 31, 2012, and OREO decreased by $5.4 million to $12.3 million at December 31, 2013 from $17.7 million at December 31, 2012, as a result of our foreclosures of additional properties that had collateralized some of the non-performing loans in our loan portfolio.

The following table sets forth the changes in our non-performing assets over the five quarters ended December 31, 2013.

	2013				2012
	December 31	September 30	June 30	March 31	December 31
	(Dollars in thousands)
Non-Performing Assets:
Total non-performing loans	$11,526	$11,854	8,725	$13,762	$17,655
Total other real estate owned	12,292	15,787	17,331	17,618	17,710
Total other non-performing assets	1,312	781	775	858	900
Total non-performing assets	$25,130	$28,422	26,831	$32,238	$36,265
Past Due:
Loans 90 days past due	$4,309	$3,519	$2,873	$8,713	$10,799
Loans 30 days past due	1,198	4,977	9,384	11,358	2,736
Total loans past due 30 days or more	$5,507	$8,496	$12,257	$20,071	$13,535
Allowance for loan and lease losses	$11,358	$10,795	$11,123	$11,079	$10,881
Ratio of allowance to total loans outstanding	1.46%	1.45%	1.53%	1.54%	1.49%
Capital Resources
At December 31, 2013, we had total capital on a consolidated basis of approximately $137.7 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $117.0 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 15.2% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at December 31, 2013, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At December 31, 2013		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$137,705	17.5%	N/A	N/A
Bank	116,972	15.2%	$77,144	At least 10.0
Tier 1 Capital to Risk Weighted Assets:
Company	$127,822	16.2%	N/A	N/A
Bank	107,282	13.9%	$46,287	At least 6.0
Tier 1 Capital to Average Assets:
Company	$127,822	13.3%	N/A	N/A
Bank	107,282	11.5%	$46,739	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego County, and another in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland

Empire financial center is located in the city of Ontario. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.
Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; uncertainties and risks with respect to the effects that our compliance with the written agreement with the Federal Reserve Bank of San Francisco (the “FRB Agreement”) will have on our business and results of operations because, among other things, that Agreement imposes restrictions on our operations and our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRB or if we are unable to meet the requirements of the FRB Agreement; the risk that our results of operations in the future will continue to be adversely affected by our exit from the wholesale residential mortgage lending business and the risk that our commercial banking business will not generate the additional revenues needed to fully offset the decline in our mortgage banking revenues within the next two to three years; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities. Additional information regarding these and other risks and uncertainties to which our business is subject will be contained in our Annual Report on Form 10-K for the year ended December 31, 2012 which is on file with the SEC. Additional information will be set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 that we intend to file with the SEC on March 14, 2014, and readers of this report are urged to review the additional information that will be contained in that report and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Total interest income	9,285	9,046	2.6%	35,651	38,426	(7.2)%
Total interest expense	1,179	1,808	(34.8)%	5,317	8,049	(33.9)%
Net interest income	8,106	7,238	12.0%	30,334	30,377	(0.1)%
Provision for loan and lease losses	3,355	—	100.0%	4,505	1,950	131.0%
Net interest income after provision for loan losses	4,751	7,238	(34.4)%	25,829	28,427	(9.1)%
Non-interest income:
Service fees on deposits and other banking services	203	208	(2.4)%	801	895	(10.5)%
Net gains on sales of securities	—	—	—%	44	2,123	(97.9)%
Other than temporary impairment of securities	—	—	—%	—	(77)	(100.0)%
Net loss on sale of loans	44	—	100.0%	(448)	—	(100.0)%
Net gains/(losses) on OREO	1,349	(79)	(1,807.6)%	1,363	(528)	(358.1)%
Other non-interest income	440	150	193.3%	796	823	(3.3)%
Total non-interest income	2,036	279	629.7%	2,556	3,234	(21.0)%
Non-interest expense:
Salaries & employee benefits	5,276	4,208	25.4%	19,585	14,960	30.9%
Occupancy and equipment	958	805	19.0%	3,843	3,265	17.7%
Professional Fees	854	1,256	(32.0)%	3,498	4,328	(19.2)%
OREO expenses	667	1,685	(60.4)%	4,596	6,454	(28.8)%
FDIC Expense	287	568	(49.5)%	1,769	2,319	(23.7)%
Other non-interest expense	1,431	1,174	21.9%	4,418	4,616	(4.3)%
Total non-interest expense	9,473	9,696	(2.3)%	37,709	35,942	4.9%
(Loss) income from continuing operations before income taxes	(2,686)	(2,179)	23.3%	(9,324)	(4,281)	117.8%
Income tax provision (benefit)	7,100	(1,679)	(522.9)%	5,610	(6,920)	(181.1)%
Net (loss) income from continuing operations	(9,786)	(500)	1,857.2%	(14,934)	2,639	(665.9)%
Discontinued Operations
(Loss) income from discontinued operations before income taxes	(5,011)	(377)	1,229.2%	(7,721)	10,971	(170.4)%
Income tax (benefit) provision	—	5	(100.0)%	(439)	3,956	(111.1)%
Net (loss) income from discontinued operations	(5,011)	(382)	1,211.8%	(7,282)	7,015	(203.8)%
Accumulated declared dividends on preferred stock	—	(224)	(100.0)%	(538)	(941)	(42.8)%
Accumulated undeclared dividends on preferred stock	(270)	(17)	1,488.2%	(544)	(17)	3,100.0%
Net (loss) income allocable to common shareholders	(15,067)	(1,123)	1,241.7%	(23,298)	8,696	(367.9)%
Basic (loss) income per common share:
Net (loss) income from continuing operations	$(0.53)	$(0.04)	1,225.0%	$(0.88)	$0.11	(900.0)%
Net (loss) income available to common shareholders	$(0.79)	$(0.07)	1,028.6%	$(1.28)	$0.57	(324.6)%
Diluted (loss) income per common share:
Net (loss) income from continuing operations	$(0.53)	$(0.04)	1,225.0%	$(0.88)	$0.15	(686.7)%
Net (loss) income available to common shareholders	$(0.79)	$(0.06)	1,216.7%	$(1.28)	$0.55	(332.7)%
Weighted average number of common shares outstanding:
Basic	18,994	16,672	13.9%	18,241	15,386	18.6%
Diluted	18,994	19,009	(0.1)%	18,241	17,675	3.2%
Ratios from continuing operations(1)
ROA	(1.04)%	(0.05)%		(1.59)%	0.27%
ROE	(7.54)%	(0.43)%		(11.47)%	2.55%
Efficiency ratio	93.40%	128.99%		114.65%	106.94%
Net interest margin(1)	3.60%	3.06%		3.41%	3.33%

(1)	Ratios and net interest margin for the three month periods ended December 31, 2013 and 2012 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	December 31,		Increase/(Decrease)
	2013	2012
Cash and due from banks	$13,489	$12,256	10.1%
Interest bearing deposits with financial institutions(1)	93,451	115,952	(19.4)%
Interest bearing time deposits	2,423	2,423	—%
Investments (including stock)	74,520	96,662	(22.9)%
Loans held for sale, at fair value	—	5,319	(100.0)%
Core Loans, net	765,426	719,257	6.4%
OREO	12,291	17,710	(30.6)%
Investment in unconsolidated trust subsidiaries	682	682	—%
Net deferred tax assets	7,553	11,718	(35.5)%
Assets of discontinued operations	12,189	54,225	(77.5)%
Other assets	14,559	17,737	(17.9)%
Total Assets	$996,583	$1,053,941	(5.4)%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$203,942	$170,259	19.8%
Interest bearing deposits
Interest checking	50,248	27,813	80.7%
Savings/money market	147,366	166,402	(11.4)%
Certificates of deposit	378,669	480,921	(21.3)%
Total interest bearing deposits	576,283	675,136	(14.6)%
Total deposits	780,225	845,395	(7.7)%
Other borrowings	70,000	55,000	27.3%
Liabilities of discontinued operations	3,313	512	547.1%
Other liabilities	10,360	12,631	(18.0)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	881,425	931,065	(5.3)%
Shareholders’ equity	115,158	122,876	(6.3)%
Total Liabilities and Shareholders’ Equity	$996,583	$1,053,941	(5.4)%
Tangible book value per share	$5.47	$6.75	(19.0)%
Tangible book value per share, as adjusted(2)	$5.50	$6.49	(15.3)%
Shares outstanding	$19,135,169	$16,677,419	14.7%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

Average Balances (in thousands)	Year Ended December 31,
	2013	2012
Average gross loans (*)	$713,894	$698,377
Average interest earning assets	$888,534	$911,451
Average assets	$941,925	$970,477
Average equity	$130,220	$103,676
Average interest bearing deposits	$543,519	$599,110
____________________

(*)	Excludes loans held for sale and allowance for loan and lease losses (ALLL).

Credit Quality Data (dollars in thousands)	At December 31,
	2013	2012
Total non-performing loans	$11,526	$17,655
Other real estate owned	12,292	17,710
Other non-performing assets	1,312	900
Total non-performing assets	$25,130	$36,265
Net charge-offs year-to-date	$4,028	$303
90-day past due loans	$4,309	$10,799
Allowance for loan and lease losses	$11,358	$10,881
Allowance for loan and lease losses /gross loans (excl. loans held for sale)	1.46%	1.49%
Allowance for loan and lease losses /total assets	1.14%	1.03%